Meade Technologies Inc
455 Broadway, 4th Floor
New York, NY 10013

October 30, 3007

Mr. Michael Hlavsa

Dear Michael:

This letter shall confirm our recent discussions concerning the terms and conditions of your employment with Meade Technologies, Inc. (the "Company").

Title:  You will be employed as Chief Financial Officer and will be appointed to the Company’s Board of Directors

Effective Date:  Your employment will begin on or before November 15, 2007.

Base Salary:  Your annual base salary shall be $120,000.00 less all applicable withholdings, such salary to be paid in accordance with the Company’s prevailing payroll practices.

Bonus:  You will also be entitled to a performance bonus of up to $120,000.00 subject to you achieving certain reasonable performance metrics.

Option Grant:  You will be entitled to receive an option grant to purchase 120,000 shares of the Company's Class A Common Stock, subject to Board approval, vesting and other terms and conditions of the Company's 2007 Stock Incentive Plan and the related Notice of Stock Option Grant.   Your grant will have a strike price equal to the fair market value of the Company's Class A Common Stock on the date of Board approval.

Employment Verification:  Pursuant to federal law, this offer of employment is conditioned on your ability to provide satisfactory proof of your eligibility to work in the United States within three days of your first day of work.

Confidentiality:  During your employment and thereafter, if your employment is discontinued for any reason whatsoever, you agree to keep strictly confidential all trade secrets and information that the Company holds proprietary or confidential.  You also agree that as a condition of your employment, you will sign a Company-standard Employee Proprietary Information and Inventions and Non-Competition Agreement.

Employee Representations:  You represent that:  (1) you are not a party to any agreement that would prohibit you from entering into employment with the Company; (2) no trade secret or proprietary information belonging to your previous employer will be disclosed by you at the Company and that no such information, whether in the form of documents, memoranda, software, drawings, etc., will be retained by you or brought with you to the Company; and (3) you have brought to the Company’s attention and provided it with a copy of any agreement that may impact your future employment at the Company, including but not limited to any non-disclosure, non-competition, non-solicitation or invention assignment agreements containing future work restrictions.

At-Will Employment:  Your employment with the Company is "At-Will."  This means that you have the right to terminate your employment at any time and for any reason.  Likewise, the Company may terminate your employment with or without cause at any time and for any reason.  Accordingly, this letter is not to be construed or interpreted as containing any guarantee of continued employment.  As such, the recitation of certain time periods in this letter is solely for the purpose of defining your compensation.  It is also not to be construed or interpreted as containing any guarantee of any particular level or nature of compensation.

This letter reflects the entire agreement regarding the terms and conditions of your employment.  Accordingly, it supersedes and completely replaces any prior oral or written communication on this subject.

We feel the package we have developed for you is attractive and anticipate that you will make a critical contribution to the Company as it develops over the coming years.  We look forward to having you join the Company.

If you agree with the foregoing, please sign this letter in the space provided below and return the original executed copy.

Sincerely yours,

/s/Darren Rennick                                                                                           _________________________
Darren Rennick                                                                                                 Date
President

Receipt Acknowledged:

/s/Michael Hlavsa
Michael Hlavsa                                                                                                     Date